Statements re computation of per share earnings             Exhibit 11
(In Thousands Except for Per Share Data)
                                                    Nine months ended
                                                      September 30,
                                                  ---------------------
                                                     1997        1996
                                                  ---------   ---------
PRIMARY NET INCOME PER SHARE
Weighted average common stock outstanding            9,491       9,392

Common equivalent shares for stock options using
    the treasury stock method                          225          93
                                                  ---------   ---------
Weighted average shares outstanding                  9,716       9,484
                                                  =========   =========
Net income                                         $13,447     $11,502
                                                  =========   =========
Primary net income per share                         $1.38       $1.21
                                                  =========   =========

FULLY DILUTED NET INCOME PER SHARE
Weighted average common stock outstanding            9,491       9,392

Common equivalent shares for stock options using
    the treasury stock method                          378          97
                                                  ---------   ---------
Weighted average shares outstanding                  9,869       9,488
                                                  =========   =========
Net income                                         $13,447     $11,502
                                                  =========   =========
Fully diluted net income per share                   $1.36       $1.21
                                                  =========   =========

All share and per share information has been adjusted for the 3% stock dividend declared in November 1996.